                                                                       EXHIBIT 1

[LETTERHEAD FOR INTERTAN]



                                  NEWS RELEASE
FOR IMMEDIATE RELEASE
---------------------

James G. Gingerich
Executive Vice President and Chief Financial Officer              April 27, 2000
(905) 760-9706                                                         IT-00-018



    INTERTAN , INC. ANNOUNCES FURTHER REPURCHASE PROGRAM OF UP TO  1,500,000
                               ADDITIONAL SHARES

TORONTO, Ontario, April 27, 2000--InterTAN, Inc. (NYSE:ITN; TSE:ITA), a leading international consumer electronics retailer of RadioShack and internationally branded products, today announced that it has successfully completed the previously announced repurchase of 1,500,000 of its common shares and announced that its Board has authorized a further program for the repurchase of up to 1,500,000 additional shares.

Purchases of common shares under the new program are dependent on market conditions and subject to regulatory approval and will be made from time to time on the open market through the facilities of the New York Stock Exchange or through privately negotiated transactions.

"This additional share buyback program is yet another demonstration of the Board's commitment to use the resources of the Company in a responsible manner with a clear focus on enhancing shareholder value. We will continue to pursue growth opportunities at InterTAN but, as conditions warrant, use our capital to repurchase shares from time to time," said Ron G. Stegall, Chairman of the Board.

The Company's earlier program to repurchase 1,500,000 shares was announced in November, 1999. All of these shares were repurchased prior to March 31, 2000.

InterTAN, Inc operates through approximately 1,100 company retail stores and dealer outlets in Canada and Australia under the trade names of RadioShack and Tandy, respectively. InterTAN will announce its third quarter earnings on April 28, 2000.

Certain information disclosed in this press release, including statements regarding the repurchase of InterTAN's common stock, constitutes forward-looking statements that involve risks and uncertainties including, but not limited to, cash management and regulatory risks, and other risks indicated in filings with the Securities and Exchange Commission such as InterTAN's previously filed periodic reports, including its Form 10-K for the 1999 fiscal year. Actual results may materially vary.

                                   * * * * *